Exhibit 99.1

Coffee Holding Co., Inc. Reports Second Quarter Results and New Dividend.

STATEN ISLAND, New York – June 13, 2025. Coffee Holding Co., Inc. (Nasdaq: JVA) (the “Company,” “our” or “we”) announced its operating results for the fiscal quarter ended April 30, 2025.

●	Earnings increased to $.11 cents per share this fiscal quarter compared to a slight loss in second quarter of 2024.
●	Revenues increased 22% compared to second quarter of 2024.

“We are pleased to report another quarter of strong results to our shareholders” said Andrew Gordon, President and CEO of Coffee Holding Company Inc.

“We grew sales by 22% while maintaining last quarter’s 19% gross margin on our revenues, in spite of our losing money on our largest wholesale supermarket customer during the quarter, due to a prior contractual obligation at lower green coffee market pricing. In addition, our revenues growth was achieved with lower selling, general and administrative expenses, indicating that future revenues growth may be achieved more efficiently to improve our bottom line results.

Although the quarter proved challenging, I believe we navigated the situation well to produce a positive outcome for our shareholders. Early February saw Arabica prices trade up 12 consecutive days to lifetime highs, up over $1.00/lb. or 25% in a little over three weeks. This rapid, unprecedented move in green coffee prices forced us to initiate another round of price increases for our private label and branded coffee products. Unfortunately, price increases to these customers typically have a delayed effect and thus our gross margins and profitability on these accounts were negatively affected for several weeks during the quarter. However, all increases are now in effect and our results moving forward should reflect this fact.

Following February’s dramatic market move, the announcement of potential tariffs on imports of coffee spooked the market in early April; sending coffee prices sharply lower, as macro and future demand concerns weighed on market sentiment. We were opportunistic during the selloff, extending inventory positions ahead of the potentially negative effects of tariffs; providing us with additional inventory coverage at lower “tariff free” market price levels. Because of this, we believe these tariffs, along with the rebound in the green coffee market, will give us a slight tailwind to start the third quarter, as many of our competitors have been forced to increase prices to most customers, thus giving us a competitive advantage for the immediate future. This is extremely important as our sales of our Café Caribe and Café Supremo continue to remain strong in the highly competitive Latin espresso coffee space.

The results from our recent acquisition, Empire Coffee Company, were also encouraging as we cut our loss from the first quarter in half and increased our sales by quarter’s end to the level which Empire was at prior to their descent on tough times. We believe that this business, Second Empire, will be accretive to earnings by the end of our next quarter, confirming the anticipated turnaround in operations in a much shorter time frame than we had hoped for when we originally assessed the acquisition opportunity.

Lastly, we are happy to announce that we will be resuming our annual dividend of 33% of net earnings for the first time in many years, as we believe our year end results will reflect both an improved increase in free cash flow and working capital” ended Andrew Gordon.

About Coffee Holding

Founded in 1971, Coffee Holding Co., Inc. (NASDAQ: JVA) is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding’s product offerings consist of eight proprietary brands, each targeting a different segment of the consumer coffee market as well as roasting and blending coffees for major wholesalers and retailers throughout the United States who want to have products under their own names to compete with national brands. In addition to selling roasted coffee, Coffee Holding also imports green coffee beans from around the world, which it resells to smaller regional roasters and coffee shops around the United States and Canada.

Forward looking statements

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company’s outlook on the revenue growth. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. We have based these forward-looking statements upon information available to management as of the date of this release and management’s expectations and projections about certain future events. It is possible that the assumptions made by management for purposes of such statements may not materialize. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, hedging activities, the effect of economic conditions (including tariffs), intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions and other risks and uncertainties described in the “Risk Factors” section of documents filed by the Company from time to time with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

Company Contact

Coffee Holding Co., Inc.

Andrew Gordon

President & CEO

(718) 832-0800